Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and between

SAFE AND GREEN DEVELOPMENT CORPORATION

and

Dr. Axely Congress

Dated as of May 7, 2024

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5.	INDEMNIFICATION		17

	5.1	Survival of Representations and Covenants	17
	5.2	Indemnification	17
	5.3	Limitations on Indemnification Obligations	18
	5.4	Mitigation	18
	5.5	Exclusive Remedy	18
	5.6	Indemnification Claims	18
	5.7	Defense of Third-Party Claims	19
	5.8	Right of Set-Off; Payments	20
	5.9	Tax Treatment of Indemnification Payments	20
	5.10	Effect of Investigation	20

6.	MISCELLANEOUS PROVISIONS		21

	6.1	Further Assurances	21
	6.2	Fees and Expenses	21
	6.3	Notices	21
	6.4	Headings	21
	6.5	Counterparts	21
	6.6	Governing Law; Venue	22
	6.7	Successors and Assigns	22
	6.8	Amendment and Modification; Waiver	22
	6.9	Severability	23
	6.10	No Third-Party Beneficiaries	23
	6.11	Entire Agreement	23
	6.12	Construction	23
	6.13	Termination	24

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of May 7, 2024, by and between Safe & Green Development Corporation (“Buyer”) and Dr. Axely Congress, an individual (“Seller”). Unless otherwise defined in this Agreement, all capitalized terms used in this Agreement have the meanings given to them on Exhibit A hereto.

RECITALS

WHEREAS, Seller has created A.I. technology (“Tech Asset”) known as My Virtual Online Intelligent Assistant (“MVONIA”); and

WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to purchase from Seller, substantially all of the assets related to or which are used, useful or held for use in connection with the Tech Asset and assume certain Liabilities, in each case, upon the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the promises, representations, warranties and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties agree as follows:

1. Sale and Purchase of Assets

1.1 Sale and Purchase of Assets.

(a) At the Closing, Seller agrees to sell, assign, transfer or deliver, as the case may be, to Buyer, and Buyer agrees to purchase and acquire from Seller free and clear of any Encumbrances, all right, title and interest in, to and under and under all of the tangible and intangible assets, properties, and rights of every kind and nature and wherever located (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Tech Asset (collectively, the “Acquired Assets”), including the following:

(i) all Assigned Contracts and all rights, benefits and interests thereunder from and after the Closing;

(ii) all the Seller Intellectual Property and all files and disclosures relating thereto, and all goodwill associated therewith, licenses and sublicenses granted in respect thereto and rights thereunder, together with all claims against third parties with respect thereto;

(iii) all federal, state, local and foreign permits and authorizations issued by any Governmental Authority in respect of the Tech Asset, which are held by Seller or his Affiliates, as applicable, including without limitation those listed on Schedule 1.1(a)(vi) (the “Permits”);

(iv) all rights to any action of any nature available to or being pursued by Seller to the extent related to the Tech Asset, the Acquired Assets, whether arising by way of counterclaim or otherwise; and

(v) all rights of Seller under warranties, indemnities and all similar rights against third parties to the extent related to any Acquired Asset.

(vi) all insurance benefits, including rights and proceeds, arising post-Closing from or relating to the Acquired Assets;

(vii) all goodwill, going concern value and other intangible rights with respect to the Acquired Assets (the “Goodwill”).

Notwithstanding the foregoing, the transfer of the Acquired Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Acquired Assets unless the Buyer expressly assumes that Liability pursuant to Section 1.1(c).

(b) On the terms and subject to the conditions contained in this Agreement, Buyer shall not assume any Liabilities. All Liabilities are Excluded Liabilities.

(c) Seller and his Affiliates shall retain, and shall be responsible for paying, performing and discharging when due, and Buyer shall not assume and shall not be responsible to pay, perform or discharge, any Liabilities of Seller or his Affiliates, or any Liabilities of any kind or nature whatsoever (collectively, including the matters set forth below, the “Excluded Liabilities”), and, notwithstanding anything to the contrary herein, all of the following are Excluded Liabilities for purposes of this Agreement:

(i) all Liabilities under the Assigned Contracts to be paid, performed or otherwise discharged on or prior to the Closing Date or relating to a breach or default by Seller or his Affiliates on or prior to the Closing Date;

(ii) all Liabilities arising out of or relating to any Acquired Asset on or prior to the Closing Date or resulting from the ownership, operation or control of the Acquired Assets on or prior to the Closing Date, including all such Liabilities (i) arising out of or relating to the design, manufacture, testing, marketing, labeling, distribution, use or sale of any products, (ii) relating to a violation of Law or breach of Contract, or (iii) relating to any Proceeding, whether or not presently asserted;

(iii) all Liabilities related to the return of products sold on or prior to the Closing Date, recall of Products sold on or prior to the Closing Date, warranty claims, credits, rebates and refunds related to products sold on or prior to the Closing Date and product liability or similar claims for injury to person or property, regardless of when made or asserted, relating to products sold on or prior to the Closing Date;]

(iv) all Liabilities arising in connection with the Acquired Assets based on infringement, misappropriation or other violation of the Intellectual Property of any Person, or allegation thereof, in each case on or prior to the Closing Date;

(v) all Liabilities with respect to the Indebtedness of Seller or his Affiliates;

(vi) all Liabilities of Seller or any member of any consolidated, affiliated, combined or unitary group of which Seller is or has been a member for Taxes;

(vii) all Liabilities of Seller or any member of any consolidated, affiliated, combined or unitary group of which Seller is or has been a member for Taxes attributable to the Acquired Assets for any and all Tax periods ending on or prior to the Closing Date and the portion ending on the Closing Date of any Tax period that includes but does not end on the Closing Date (collectively, the “Pre-Closing Tax Period”), including any Taxes which are not due or assessed until after the Closing Date but which are attributable to such Pre-Closing Tax Period;

(viii) all Taxes that arise out of the consummation of the transactions contemplated hereby or other Taxes of Seller of any kind or description that become a liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or law,

(ix) all Taxes described in Section 4.4 that are the responsibility of Seller;

(x) all current liabilities related to the Acquired Assets as of Closing, including all outstanding accounts payable under the Assigned Contracts as of such time (whether or not invoiced prior to or after such time);

(xi) all Liabilities arising out of or relating to the businesses of Seller or his Affiliates other than (A) the Acquired Assets, or (B) the Excluded Assets;

(xii) all fees and expenses of counsel, accountants, consultants and advisors incurred by Seller or his Affiliates in connection with the negotiation and preparation of this Agreement, the Ancillary Documents and the Transactions; and

(xiii) all Liabilities arising under any unclaimed property or escheat Laws to the extent related to facts or conditions existing on or prior to the Closing Date or resulting from the ownership, operation or control of the Acquired Assets on or prior to the Closing Date.

1.2 Consideration. Subject to the terms and conditions of this Agreement, in consideration for the sale and transfer of the Acquired Assets, and Buyer shall pay to Seller consideration as follows (collectively, the “Purchase Price”) and payable by Buyer as described in Section 1.3:

(a) an amount equal to 200,000 shares of Common Stock (the “Base Consideration Shares”), which shall be issued in accordance with an exemption from registration under the Securities Act of 1933, as amended (the “Act”) and shall not be registered; plus

(b) the Earnout Shares.

1.3 Payment of the Purchase Price.

(a) Three business days prior to the Closing, Seller shall provide instructions to issue the Base Consideration Shares; and

(b) As additional Purchase Price, Seller may, subject to Buyer’s right of set-off pursuant to Section 5.8 hereof, be entitled to additional shares of Common Stock to be issued (each issuance, an “Earnout Issuance”) as follows:

“Earnout Shares” mean the shares of Common Stock issuable to Seller upon attainment of the Benchmarks set forth below and the achievement of each benchmark (each of the items in (i) – (iii) is a “Benchmark” and multiple are “Benchmarks”) shall be determined by the number of Qualified Users brought to the MVONIA platform (the “Platform”) as set forth below:

(i) Upon the occurrence of the Platform having 2,500 Qualified Users, a one-time issuance of 100,000 shares of Common Stock;

(ii) Upon the occurrence of the Platform having 5,000 total Qualified Users, a one-time issuance of 100,000 shares of Common Stock;

(iii) Upon the occurrence of the Platform having 10,000 total Qualified Users, a one-time issuance of 100,000 shares of Common Stock.

The Benchmarks must be achieved in the period commencing on the Closing Date and ending on the twenty-four month anniversary thereof (the “Measurement Period”).

(c) Earnout Payment Statement. Within 10 days of the events set forth in Section 1.3(b)(i) through (iii), Buyer shall deliver to its transfer agent, an instruction letter related to issuing the relevant Earnout Shares. Seller shall provide any additional documentation necessary for such issuance, including representation letters or other certifications.

(d) No Security. The parties hereto understand and agree that (a) the contingent rights to receive the Earnout Shares shall not be represented by any form of certificate or other instrument, are not guaranteed or secured in any fashion, are not transferable and do not constitute an equity or ownership interest in Buyer, and (b) Seller shall not have any rights as securityholders of Buyer as a result of Seller’s contingent right to receive an Earnout Shares hereunder.

(e) Tax Treatment of Earnout Payment. The Earnout Shares hereunder, if and when issued, shall be considered a purchase price adjustment for U.S. federal income Tax purposes.

(f) Earnout Covenants. It is expressly acknowledged and understood by the parties hereto that the inclusion of the provisions related to the Earnout Shares are principal terms of this Agreement and the opportunity to receive the Earnout Shares constitutes substantial consideration for the Seller’s willingness to execute this Agreement and consummate the transactions contemplated hereby. Therefore, Buyer, on behalf of it and each of its Affiliates, hereby covenants and agrees, until the end of the Measurement Period not to take any steps or actions, or omit to take any steps or actions, the primary purpose of which is to avoid the achieving or paying of any Earnout Shares. Without limiting the foregoing, nothing in this Agreement is meant to preclude Buyer or its Affiliates from operating its business in accordance with its standard policies and procedures and all Laws applicable to Buyer.

1.4 Third Party Consents.

To the extent that Seller’s rights in respect of any Acquired Asset may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at Seller’s expense, shall use their best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Acquired Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by Law and the Acquired Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Acquired Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

1.5 Closing.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange of documents and signature pages no later than three (3) Business Days following the satisfaction or waiver of all of the closing conditions set forth in Section 1.5(c) and Section 1.5(d) hereof (other than those conditions which by their nature are to be satisfied at the Closing) or on such other date as is mutually agreeable to Buyer and Seller. The date on which the Closing occurs in accordance with this Section 1.5 referred to in this Agreement as the “Closing Date”). The Closing shall be deemed to occur at the close of business on the Closing Date.

(b) At the Closing (unless waived by the parties hereto):

(i) Seller and Buyer shall execute and deliver a Bill of Sale and Assignment and Assumption Agreement in the form of Exhibit B hereto;

(ii) Seller and Buyer shall execute and deliver an Intellectual Property assignment in the form of Exhibit C hereto (the “IP Assignment”);

(iii) Buyer shall deliver the Purchase Price in accordance with Section 1.3; and

(iv) Seller shall deliver to Buyer evidence reasonably satisfactory to Buyer that each of the Consents identified in Schedule 1.5(b)(vii) has been obtained;1

(v) Seller shall deliver to Buyer the Books and Records; and

(vi) Seller shall execute and deliver a certificate in the form of Exhibit D hereto pursuant to Treasury Regulations Section 1.1445-2(b) that such Seller is not a foreign person within the meaning of Section 1445 of the Code.

(c) The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(i) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date;

(ii) the representations and warranties of Seller contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects as of the Closing, with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, the accuracy of which shall be determined as of that specified date in all respects;

(iii) no Proceeding before any Governmental Authority shall have been threatened or commenced against Seller to prevent the sale of the Acquired Assets, or asserting that the sale of the Acquired Assets would be illegal;

(iv) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and has the effect of making the transactions contemplated in this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof;

[1]	Note to Draft: Required consents determined to be required based on due diligence.

(v) all Encumbrances relating to the Acquired Assets shall have been released in full and Seller shall have delivered to Buyer evidence reasonably satisfactory to Buyer of the release of such Encumbrances (including UCC termination statements or other release documentation as Buyer may reasonably request);

(vi) no Material Adverse Effect shall have occurred;

(vii) Buyer shall have received from Seller each of the closing deliveries to be delivered by Seller in accordance with this Section 1.5;

(viii) Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement; and

(ix) Seller shall have delivered a Consulting Agreement in the form attached hereto as Exhibit E (the “Consulting Agreement”) duly executed by Seller.

(d) The obligations of Seller under this Agreement to consummate the transactions contemplated hereby shall be subject to the satisfaction (or written waiver by Seller) on or prior to the Closing Date of the following conditions:

(i) all the covenants contained in this Agreement to be complied with by Buyer on or before the Closing shall have been complied with in all material respects;

(ii) the representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects as of the Closing, with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date the accuracy of which shall be determined as of that specified date in all respects;

(iii) no Proceeding before any Governmental Authority shall have been threatened or commenced against Buyer to prevent the sale of the Acquired Assets or asserting that the sale of the Acquired Assets would be illegal;

(iv) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and has the effect of making the transactions contemplated in this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof;

(v) Seller shall have received from Buyer each of the closing deliveries to be delivered by Buyer in accordance with this Section 1.5; and

(vi) Buyer shall have delivered the Consulting Agreement duly executed by Buyer.

2. Representations and Warranties of Seller

Seller represents and warrants to Buyer that the statements contained in this Section 2 are true and correct as of the date hereof, except as set forth in the Disclosure Schedules as follows:

2.1 Authority. Seller resides in the state of Nevada and has the individual capacity to enter into this Agreement and the Ancillary Documents to which Seller is a party, to carry out his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each Ancillary Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Seller enforceable against Seller in accordance with its terms.

2.2 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of any provision of any Law or Order applicable to Seller or the Acquired Assets; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any contract or Permit to which Seller is a party or by which Seller is bound or to which any of the Acquired Assets are subject; or (d) result in the creation or imposition of any Encumbrance on the Acquired Assets. No consent, approval, Permit, Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

2.3 Title to Assets. Seller owns, and has good and valid title to, or a valid leasehold interest in, all of the Acquired Assets. All of the Acquired Assets are owned by Seller free and clear of any Encumbrances. Upon Closing, Buyer will acquire exclusive, good title or a valid interest in or a valid license to use all of the Acquired Assets.

2.4 Condition of Assets. The Acquired Assets are in good operating condition and repair, and are adequate for the uses to which they are being put.

2.5 Proceedings; Orders. There is no pending Proceeding, and, to the Knowledge of Seller, no Person has threatened, against Seller to commence any Proceeding against Seller: (i) that involves the Acquired Assets; or (ii) that challenges or seeks to prevent, enjoin or otherwise delay any of the transactions contemplated hereby. No event has occurred and no circumstances exist that may give rise or serve as a basis for any such Proceeding. There is no Order against Seller to which any of the Acquired Assets is subject.

2.6 Brokers. Seller has not agreed to, or become obligated to pay, or have taken any action that gives any Person the right to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the transactions contemplated hereby.

2.7 Intellectual Property.

(a) There is no Intellectual Property related in any way to the Acquired Assets owned or purported to be owned by Seller that is: (i) subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, indicating for each, the applicable jurisdiction, title, registration number (or application number), and the date issued (or date filed); or (ii) material to the operation of the Acquired Assets, but is not subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction.

(b) Schedule 2.7(b) contains a complete and accurate list of all Software owned or purported to be owned by Seller related in any way to the Acquired Assets (the “Purchased Software”), including (a) the name of the Software, and (b) a description of the Software. Neither Seller nor any Person acting on Seller’s behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code owned by Seller (“Seller Source Code”). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the disclosure or delivery by or on behalf of Seller of any Seller Source Code. Seller has actual possession of Seller Source Code and all source code, system documentation, statements of principles of operation and schematics, as well as any pertinent commentary, explanation, program (including compilers), workbenches, tools and higher-level language used for the development, maintenance, implementation and use of the Purchased Software.

(c) Schedule 2.7(c) contains a complete and accurate list of all Publicly Available Software that is incorporated into or was used in the development of any Software owned, purportedly owned, developed or distributed by Seller. Seller is, and for the last six (6) years, has been in compliance with all applicable licenses with respect to Publicly Available Software, including all notice and attribution requirements. None of the Purchased Software incorporates, embeds, or is distributed or installed with, statically or dynamically links with, or otherwise interacts with any Publicly Available Software or other elements that would result in any obligation to distribute, license or otherwise make available Purchased Software, either in whole or in part: (i) in source code form; (ii) on a royalty-free or a reasonable and non-discriminatory basis; (iii) for the purpose of making derivative works; (iv) under terms that allow reverse engineering, reverse assembly or disassembly of any kind; or (v) in a manner that would obligate Seller to covenant not to sue third persons for infringement of the Seller Intellectual Property. For the last six (6) years, Seller has not received any requests from any Person for disclosure of source code owned by Seller.

(d) There are no Contracts by or through which other Persons grant Seller rights or interests in or to any Intellectual Property that are used in or necessary for the operation of the Acquired Assets and there are no Contracts by or through which Seller grants other Persons rights or interests in or to any Intellectual Property.

(e) Schedule 2.12(e) sets forth all of the registered and non-registered Intellectual Property of Seller used in or necessary for the operation of the Acquired Assets and included in the Acquired Assets (the “Seller Intellectual Property”). Seller exclusively owns all right, title and interest in and to the Seller Intellectual Property, free and clear of Encumbrances. There are no Intellectual Property licenses used in or necessary for the operation of the Acquired Assets. Seller is in full compliance with all legal requirements applicable to the Seller Intellectual Property and the ownership and use thereof. The Seller Intellectual Property will be owned and available for use by Buyer following the Closing on substantially identical terms and conditions as it was owned or available for use by Seller prior to the Closing. The Seller Intellectual Property constitutes all of the Intellectual Property used in or necessary for the operation of the Acquired Assets.

(f) Neither the Seller Intellectual Property, nor the operation of the Acquired Assets has, does or will, infringe(d), violate(d) or misappropriate(d) any Intellectual Property right of any Person. None of the Seller Intellectual Property is subject to any outstanding Order and Seller has not received any notice or other communication, and no Proceeding has been instituted, settled or, to the Knowledge of Seller, threatened that alleges any such infringement, violation or misappropriation. To the Knowledge of Seller, there are no facts or circumstances that could reasonably be expected to give rise to any such Proceeding. There is no claim or demand of any Person pertaining to, or any Proceeding which is pending or, threatened, that challenges the rights of Seller in respect of the Seller Intellectual Property. No Person is misappropriating, violating or infringing upon, or has misappropriated, violated or infringed upon at any time, the Seller Intellectual Property or any other right of Seller or the Acquired Assets. No employee or consultant of Seller has claimed rights to or any interests in or to any of the Seller Intellectual Property.

(g) Seller has entered into binding, valid and enforceable, Contracts with each current and former employee, independent contractor, and other Person who is or was involved in or has contributed to the invention, creation, or development of any Seller Intellectual Property during the course of employment or engagement with Seller whereby such Person: (i) acknowledges Seller’s exclusive ownership of all Intellectual Property invented, created, or developed by such Person within the scope of such Person’s engagement or other relationship with Seller; (ii) grants to Seller an assignment of any and all ownership interests such Person may have in or to such Intellectual Property; and (iii) waives any right or interest regarding any such Intellectual Property, to the extent permitted by applicable Law.

(h) Seller has taken all reasonable steps that are required or necessary to protect the Seller’s rights in confidential information and trade secrets of Seller or provided by any other Person to Seller. Without limiting the foregoing, Seller has, and enforce, a policy requiring each employee, consultant, and contractor to execute proprietary information, confidentiality and assignment agreements substantially in Seller’s standard forms, and all current and former employees, consultants and contractors of Seller has executed such an agreement in substantially Seller’s standard form.

(i) Neither this Agreement nor the transactions contemplated by this Agreement will result in: (i) Seller or Buyer granting to any third party any right to or with respect to any Seller Intellectual Property, (ii) Buyer being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or use of the Acquired Assets, or (iii) Buyer being obligated to pay any royalties or other material amounts to any third party in excess of those payable in the absence of this Agreement or the transactions contemplated hereby.

(j) No Seller Intellectual Property is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or commercialization thereof by Buyer following the Closing or that may affect the validity, use or enforceability of such Seller Intellectual Property.

(k) No funding, facilities or resources of a Governmental Authority or a university, college, other educational institution or research center was used in the development of the Seller Intellectual Property and no Governmental Authority, university, college, other educational institution or research center has any claim or right in or to the Seller Intellectual Property. No rights have been granted to any Governmental Authority under any Seller Intellectual Property other than the same standard commercial rights as are granted by the Seller to commercial end users of the Seller services in the ordinary course of business. No current or former employee, consultant or independent contractor of the Seller who was involved in, or who contributed to, the creation or development of any Seller Intellectual Property, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for Seller. No current or former partner, employee or any third Person has any claim, right (whether or not currently exercisable), or interest to or in any of the Seller Intellectual Property.

2.8 Assigned Contracts. Seller is not a party to any Contract that relates to or is associated with the Acquired Assets.

2.9 Government Contracts. There are no Government Contracts entered into by Seller.

2.10 Compliance with Laws.

(a) Seller has complied, and is presently complying, with all Laws applicable to the ownership and use of the Acquired Assets. There are no pending or threatened Proceedings relating to Seller’s failure to comply with any Laws applicable to the ownership and use of the Acquired Assets. Since January 1, 2019, Seller has not received any written communication from any Governmental Authority alleging that he is not in compliance in any material respect with any Laws applicable to him and related to the Acquired Assets.

(b) There are no Permits required for Seller for the ownership and use of the Acquired Assets.

2.11 No Violations. Neither Seller’s execution, delivery or performance of this Agreement or any of the other Ancillary Documents to which Seller is a party, nor the consummation of the transactions contemplated hereby by Seller will: (i) contravene, conflict with or result in a violation or breach of, or give rise to the right of any Person to challenge any of the transactions contemplated hereby; (ii) contravene, conflict with or result in a violation of any of the terms of, or give rise to any right of any Governmental Authority to revoke, withdraw, suspend, cancel, terminate or modify, any Permit; or (iii) result in the imposition or creation of any Encumbrance upon or with respect to any Acquired Asset.

2.12 Illegal Payments. None of Seller or his Affiliates have made any payment in violation of Law to, or provided any illegal or improper benefit or inducement, including for or to any official of any Governmental Authority, supplier, customer, or other Person, in an attempt to influence any such Person to take or to refrain from taking any action relating to the use and ownership of the Acquired Assets, or to engage in any action by or on behalf of Seller or his affiliates in any way, or paid any bribe, payoff, influence payment, kickback, or other unlawful payment.

2.13 Tax Matters.

(a) All Tax Returns of Seller have been timely filed in accordance with applicable Laws, and each such Tax Return is true, correct and complete in all material respects. Seller has timely paid all Taxes required under Law to have been paid by it (whether or not shown on any Tax Return).

(b) Seller has complied with the provisions of the Code relating to the withholding and payment of Taxes, including the withholding and reporting requirements under Code sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other Laws, and has, within the time and in the manner prescribed by Law, withheld from employee wages and paid over to the proper Taxing Authorities all amounts required. Seller has undertaken in good faith to appropriately classify all service providers as either employees or independent contractors for all Tax purposes. Seller (i) has collected and remitted all applicable sales and/or use Taxes to the appropriate Taxing Authority or (ii) has obtained, in good faith, any applicable sales and/or use Tax exemption certificates.

(c) Seller has not requested an extension of time within which to file any Tax Return which has not since been filed. There are no agreements or waivers currently in effect that provide for an extension of time for the assessment of any Tax against Seller.

(d) No audit of Seller by any Tax Authority has ever been conducted, is currently pending or is threatened, no notice of any proposed Tax audit, or of any Tax deficiency or adjustment, has been received by Seller and there is no reasonable basis for any Tax deficiency or adjustment to be assessed against Seller.

(e) There are no Encumbrances upon any of the Acquired Assets for any Taxes, other than Encumbrances for Taxes that are not yet due and payable or Encumbrances for Taxes that are being contested in good faith by Seller.

(f) No claim has been made by any Tax Authority in a jurisdiction in which Seller does not file Tax Returns that Selles are or may be subject to taxation by that jurisdiction.

(g) Seller has disclosed to the U.S. Internal Revenue Service on the appropriate Tax Returns any Reportable Transaction in which Seller has participated and have retained all documents and other records pertaining to any Reportable Transaction in which Seller has participated, including documents and other records listed in Treasury Regulation Section 1.6011-4(g) and any other documents or other records which are related to any Reportable Transaction in which Seller has participated but which are not listed in Treasury Regulation Section 1.6011-4(g). A “Reportable Transaction” means any transaction listed in Treasury Regulation Section 1.6011-4(b).

(h) Seller is not a foreign person, as such term is defined in Section 1445(f)(3) of the Code.

2.14 Employees and Independent Contractors.

(a) There are no current employees or independent contractors of Seller.

2.15 Users.

(a) Schedule 2.15 sets forth the top ten (10) users of the Platform since Artificial Intelligence.

(b) Except as set forth in Schedule 2.15(a), no user of the Platform has cancelled or otherwise terminated, or threatened in writing to cancel or otherwise terminate or intends to cancel or otherwise adversely modify in any material respect, its relationship with the Platform or has during the last twelve (12) months decreased materially, or threatened to decrease or limit its usage of the services or products of the Platform, in each case whether as a result of the transactions contemplated hereby or otherwise.

2.16 Artificial Intelligence.

(a) Schedule 2.16 sets forth a correct, current, and complete list of all Seller AI Products and all other proprietary AI Technology used or held for use in the Seller’s business as currently conducted and as proposed to be conducted (collectively, “Seller AI”).

(b) Schedule 2.16 sets forth a correct, current, and complete list and description of all AI Inputs used in the development, operation, or improvement of any Seller AI and for all such AI Inputs owned or controlled by any other Person, the Contracts or other terms governing the Seller’s collection and use of such AI Inputs. Seller has: (i) obtained all licenses, consents, and permissions, provided all notices and disclosures, and otherwise has all rights, in each case as required under applicable Law, to collect and use all such AI Inputs in the conduct of Seller’s business as currently conducted and as proposed to be conducted; and (ii) complied with all use restrictions and other requirements of any license, consent, permission, or other Contract and any website terms of use, terms of service, or other terms governing Seller’s collection and use of such AI Inputs, including the extraction of AI Inputs using web scraping, web harvesting, or similar Software.

(c) Seller has: (i) implemented procedures to (A) ensure that any AI Technology incorporated in or used in the development, operation, or improvement of any Seller AI is reproducible in a manner consistent with industry standard procedures and (B) enable similar or equivalent AI Technology to be developed, retrained, or improved; and (ii) maintained a technical description of any neural networks used in or with any Seller AI that is sufficiently detailed to enable data scientists, engineers, and programmers reasonably skilled in the development of AI Technology to retrain, debug, and improve such neural networks in the ordinary course.

(d) Schedule 2.16 sets forth a correct, current, and complete list of all Generative AI Tools used by Seller and, for any such Generative AI Tool owned or controlled by any other Person, the license or other Contract governing Seller’s use thereof. Seller has not: (i) used any Generative AI Tools (whether owned or controlled by Seller or any other Person) in a manner that does, will, or could reasonably be expected to adversely affect the ownership, validity, enforceability, registrability, or patentability of any Company Intellectual Property or any material content or other output created by such Generative AI Tools that the Company or any Subsidiary intended to maintain as proprietary; (ii) included any trade secrets (including source code) or other confidential and proprietary information in any prompts or inputs into any Generative AI Tool owned or controlled by any other Person; or (iii) used any Generative AI Tool in a manner that does not comply with the applicable license or other Contract terms. For each third party AI Technology that is used by Seller, Seller (i) has complied with all license terms applicable to such third party AI Technology; (ii) owns any improvements to the third party AI Technology; (iii) owns the model that is created by use of algorithms applied to the Seller’s intellectual property; and (iv) owns the outputs generated by use of the third party AI Technology at the expense of the Seller.

(e) Seller has implemented and is in compliance with industry standard policies and procedures for the ethical and responsible use of AI Technology, including for: (i) developing and implementing AI Technology in a way that promotes transparency, accountability, and human interpretability; (ii) identifying and mitigating bias in AI Inputs or Seller AI Products; and (iii) management oversight and approval of employees’ and contractors’ collection and use of AI Inputs and development and implementation of AI Technology, including use of Generative AI Tools; and (iv) compliance with all Laws applicable to the Seller’s development and implementation of AI Technology (collectively, “Company AI Policies”). There has been no notice, complaint, claim, proceeding, litigation, inquiry, audit, investigation, or other action by any Governmental Authority or other Person: (A) alleging that any AI Inputs used in the development, training, improvement, or testing of any Seller AI was falsified, biased, untrustworthy, or manipulated in an unethical or unscientific way; or (B) otherwise concerning any Seller AI Product or the Seller’s development or implementation of AI Technology; and there are no facts or circumstances that could reasonably be expected to give rise to any of the foregoing.

2.17 Employee Benefit Blans.

(a) Seller has no Employee Benefit Plans.

2.18 Investment Representations. Seller understands and acknowledges that (a) none of the Base Consideration Shares or Earnout Shares have been registered or qualified under the Securities Act of 1933, as amended (the “1933 Act”), or under any securities laws of any state of the United States or other jurisdiction, in reliance upon specific exemptions thereunder for transactions not involving any public offering; (b) all of the Base Consideration Shares and Earnout Shares constitute “restricted securities” as defined in Rule 144 under the 1933 Act; and (c) none of the Base Consideration Shares or Earnout Shares may be sold, transferred or otherwise disposed of unless a registration statement under the 1933 Act with respect to such Base Consideration Shares or Earnout Shares and qualification in accordance with any applicable state securities laws becomes effective or unless such registration and qualification is inapplicable, or an exemption therefrom is available. Seller shall not transfer or otherwise dispose of any of the Base Consideration Shares or Earnout Shares acquired hereunder or any interest therein in any manner that may cause Buyer to be in violation of the 1933 Act or any applicable state securities laws. Seller is an “accredited investor” as defined in Rule 501(a) of the 1933 Act. No “bad actor” disqualifications described in Rule 506(d)(1)(i) through (iii) under the Securities Act of 1934, as amended, apply to Seller or any of Seller’s Rule 506(d) Related Parties, and Seller shall notify the Company promptly in writing in the event any such disqualification becomes applicable to Seller or any of Seller’s Rule 506(d) Related Parties hereafter.

2.19 Seller has such knowledge and experience in financial and business matters that Seller is capable of evaluating the merits and risks of the prospective investment in the Buyer and the Base Consideration Shares, and if earned, the Earnout Shares. Seller is acquiring the Base Consideration Shares, and, if earned, the Earnout Shares, for his own account and not with a view towards resale or distribution. Seller has been provided all information he requested to evaluate an investment in the Buyer’s Common Stock. Seller has had the opportunity to ask questions of and has received answers from the Buyer concerning the Buyer and the Buyer’s Common Stock, including the Base Consideration Shares, and, if earned, the Earnout Shares, and to obtain any additional information necessary to verify the accuracy of the information furnished.

2.20 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

3. Representations and Warranties of Buyer

Buyer represents and warrants to Seller, as of the date hereof, as follows:

3.1 Organization. Buyer is corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2 Authority. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

3.3 No Violations. Neither the execution and the delivery of this Agreement, or the other Ancillary Documents to which it is a party, by Buyer, nor the consummation of the transactions contemplated hereby and thereby by Buyer, will: (i) violate any Order or other Law of any Governmental Authority to which Buyer is subject; or (ii) violate any provisions of any of the charter documents of Buyer. No consent, approval, Permit, Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

3.4 Brokers. Buyer has not agreed or become obligated to pay, and has not taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the transactions contemplated hereby.

3.5 Proceedings. There are no pending Proceedings, and, to the Knowledge of Buyer, no Person has threatened against Buyer to commence any Proceeding that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated hereby. No event has occurred and no circumstances exist that may give rise or serve as a basis for any such Proceeding.

4. Covenants of Buyer and Seller

4.1 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein shall be issued or made by any Party or any affiliate thereof without the a approval of Buyer (not to be unreasonably withheld, delayed or conditioned), except (a) such release or announcement as may be required by Law or pursuant to any listing agreement with or the rules of any applicable securities exchange on which any party lists securities, in which case the party required to issue or make the release or announcement shall use its reasonable best efforts consistent with such Law, listing agreement or securities exchange rules to consult with the other party with respect to the text of such release or announcement in advance of such issuance or the making thereof, and (b) that Buyer, Seller and their respective affiliates shall be permitted to make announcements from time to time to their respective employees, customers, suppliers and other business relations and otherwise as Buyer or Seller, respectively, may reasonably determine is necessary to with applicable Law or the requirements of any Contract to which such Person is a party or otherwise bound.

4.2 Closing Efforts. Subject to the terms and conditions of this Agreement, Buyer and Seller will use their respective best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to cause the conditions to the obligations of the other parties hereunder to be satisfied and to consummate the transactions contemplated by this Agreement. Each of Buyer and Seller agrees to execute and deliver such other documents, certificates, Contracts and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement. In the event that the parties, acting in good faith, conclude that certain of the Assigned Contracts cannot be transferred for whatever reason, the parties shall cooperate to seek reasonable commercial alternative means by which the benefits of the would-be assignment of said Assigned Contract(s) can be transferred to Buyer. None of Seller or his Affiliates, or Buyer or its Affiliates shall be obligated to make any payments or otherwise pay any consideration to any third party to obtain any applicable consent, waiver or approval.

4.3 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Acquired Assets to Buyer; provided, however, that Seller agrees (a) to pay and discharge when due or to contest or litigate all claims of creditors which are asserted against Buyer or the Acquired Assets by reason of such noncompliance; (b) to indemnify, defend and hold harmless Buyer from and against any and all claims in the manner provided in Section 5; and (c) to take promptly all necessary action to remove any Encumbrance which is placed on the Acquired Assets by reason of such noncompliance.

4.4 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement and the Ancillary Documents shall be borne and paid by Seller when due. Seller shall, at his sole expense, timely file any tax return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

4.5 Acquisition Proposals. From the date hereof until the Closing Date, Seller shall not, and shall not authorize or permit any of his Affiliates, representatives or any of the same in respect of the Acquired Assets to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding any proposal to acquire the Acquired Assets (an “Acquisition Proposal”); (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall, and shall use his best efforts to cause his Affiliates to, immediately cease and cause to be terminated all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal.

4.6 Notice of Certain Events.

(a) From the date hereof until the Closing Date, Seller shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct in any material respect or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 1.5(c) to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Proceeding commenced or threatened against, relating to or involving or otherwise affecting the Acquired Assets that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.9 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Buyer’s receipt of information pursuant to this Section 4.6 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.

(c) From the date hereof until the Closing Date, Buyer shall promptly notify Seller in writing of:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iii) any Proceeding commenced or, to Knowledge of Buyer, threatened against, relating to or involving or otherwise affecting Buyer or that relates to the consummation of the transactions contemplated by this Agreement.

4.7 Non-Competition; Non-Solicitation; Non-Disparagement; Confidentiality.

(a) Irreparable Harm. Seller acknowledges and agrees that Buyer would be irreparably harmed if Seller was to (i) engage in Competition with Buyer or the Acquired Assets within the restricted time periods and geographical areas set forth herein, (ii) solicit employees, or (iii) otherwise induce any customer, supplier, vendor, licensee, distributor, contractor or other business relation related to the Acquired Assets to cease doing business with, or materially alter its business relationship with, Buyer following the Closing. Seller further acknowledges and agrees that the covenants set forth in this Section 4.7 represent reasonable measures to protect the business interests of Buyer.

(b) Non-Competition; Non-Solicitation; Non-Disparagement. In further consideration of the Purchase Price to be paid hereunder and the significant direct and indirect benefits received by Seller in connection with the transactions contemplated hereunder, Seller agrees that:

(i) during the Non-Competition Period, Seller shall not directly or indirectly engage in, and shall cause its affiliates not to engage in, Competition;

(ii) during the Non-Competition Period, Sellers shall not, directly or indirectly, and shall cause its affiliates not to: (A) hire, solicit, encourage, or engage in any activity to induce any employee of Buyer to terminate his or her employment with Buyer, or to become employed by, or to enter into a business relationship with, any other Person; (B) seek, solicit, or attempt to establish a business relationship with a Person who (1) was a client, customer, supplier, employee, salesperson, agent or representative regarding the Acquired Asset during the two (2) year period preceding the date of determination, or (2) was solicited directly by the Seller during the twelve (12) months preceding the date of determination to become a client, customer, supplier, employee, salesman, agent or representative of the Business; or (C) subject to the restrictions of any applicable Law, induce or attempt to induce any customer, supplier, vendor, licensee, distributor, contractor or other business relation related to the Acquired Asset to cease doing business with, materially alter its business relationship with, or limit, curtail, cancel or terminate any business it transacts with, or products it provides to or services it receives from, the Acquired Asset;

(iii) at all times following the Closing Date, Seller shall not make or solicit or encourage others to make or solicit directly or indirectly any derogatory or negative statement or communication about Buyer, the Acquired Asset or any of their businesses, products, services or activities related thereto; provided, however, that such restriction shall not prohibit truthful testimony compelled by valid legal process. Notwithstanding anything herein to the contrary, nothing in this Section 4.7(b)(iii) shall prevent any party from exercising such party’s authority or enforcing such party’s rights or remedies hereunder or that such party may otherwise be entitled to enforce or assert under another agreement or applicable Law, or limit such rights or remedies in any way; and

(iv) Seller shall not, and will not at any time after Closing, make any statement, either oral or written, to any Person or in any public forum, including without limitation, any electronic or print news media or other publication, which would malign, defame or disparage the reputation, image, good will or commercial interest of the Buyer or its business operations.

(c) The “Non-Competition Period” shall mean, the period beginning on the Closing Date and ending on the third (3rd) anniversary of the Closing.

(d) Confidentiality. Following the Closing, Seller shall, and shall cause his Affiliates, trustees, beneficiaries, advisors, agents, representatives or other intermediaries to, keep all proprietary information relating to Buyer and the Acquired Assets confidential, and shall not, and shall cause his Affiliates trustees, beneficiaries, advisors, agents, representatives or other intermediaries not to, use any of such confidential information, except to the extent that (A) it is necessary or appropriate to disclose such information to a Governmental Authority having jurisdiction over Seller or his Affiliates, trustees, beneficiaries, advisors, agents, representatives or other intermediaries from whom disclosure is sought, (B) any requirement of Law requires otherwise, (C) such duty as to confidentiality is waived in writing by Buyer or (D) such use is solely in connection with any claim brought or dispute or disagreement arising under or out of in connection with Section 1.3(c) or Section 5 and, in each case, only to the extent such confidential information is required or in good faith believed to be necessary to be disclosed in connection therewith; provided, that, with respect to subclauses (A) and (B), if Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any confidential information, then Seller will notify Buyer promptly of the request or requirement in writing so that Buyer may seek an appropriate protective order (at their sole expense) or waive compliance with the provisions of this Section 4.7(c). If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the reasonable advice of his counsel, compelled to disclose any confidential information to any tribunal or else stand liable for contempt, Seller may disclose the confidential information to the tribunal; provided, that Seller shall use his commercially reasonable efforts to obtain an order or other assurance that confidential treatment will be accorded to such portion of the confidential information required to be disclosed and shall disclose only such portions of the confidential information as are strictly required. In any event, Seller shall use commercially reasonable efforts to mark, or cause to be marked, any confidential information that is disclosed in accordance with this Section 4.7(c) as confidential and to accord such information confidential treatment. For the purposes of this Section 4.7(c), information or proprietary information shall not be deemed confidential to the extent that it was in the public domain at the time it was disclosed or has entered the public domain through no fault of any Seller, his advisors, agents, representatives or other intermediaries.

(e) Enforcement; Partial Invalidity.

(i) Seller acknowledges and agrees that Buyer entered into this Agreement in reliance on the provisions of this Section 4.7 and the enforcement of this Agreement is necessary to ensure the preservation and protection of the Acquired Assets, trade secrets and other confidential information and goodwill to the extent and for the periods of time expressly agreed to herein. Seller acknowledges and agrees that, due to the nature of the Acquired Assets, the restrictions set forth in this Agreement (including in this Section 4.9) are reasonable as to time and scope.

(ii) Notwithstanding any provision to the contrary herein, (A) Buyer may pursue, at its discretion, enforcement of this Section 4.7 in any court of competent jurisdiction (each, a “Court”), and (B) in no event shall Buyer be held liable for Seller’s legal fees or costs in pursuit of such claim.

(iii) If any Court determines that any of the covenants set forth in this Section 4.7 are overbroad under applicable Law in time, geographic scope or otherwise, the parties specifically agree and authorize such Court to rewrite this Agreement to reflect the maximum time, geographic or other restrictions permitted under applicable Law to be reasonable and enforceable.

(f) The parties agree that money damages would not be an adequate remedy for any breach of this Section 7, and any breach of the terms of this Section 4.7 would result in irreparable injury and damage to Buyer for which Buyer would have no adequate remedy at Law. Therefore, in the event of a breach or threatened breach of this Section 4.7, Buyer and its successors and assigns, in addition to any other rights and remedies existing in their favor at Law or in equity, shall be entitled to specific performance, immediate injunctive or other equitable relief from a Court in order to enforce, or prevent any violations of, the provisions of this Section 4.7 (without posting a bond or other security), without having to prove Losses. The terms of this Section 4.7 shall not prevent Buyer from pursuing any other available remedies for any breach or threatened breach of this Agreement, including pursuant to the provisions of Section 5.

4.8 Remittances and Related Matters. Each party hereby undertakes to use best efforts to direct or forward all remittances, payments, bills, invoices, mail or like instruments and communications to the appropriate party.

4.9 Books and Records. Buyer and Seller agree (i) to hold all of the books and records related to the Acquired Assets existing on the Closing Date and not to destroy or dispose of any thereof for a period of two (2) years from the Closing Date, and (ii) following the Closing Date, to afford Seller or Buyer, as the case may be, and their accountants and counsels, during normal business hours, upon reasonable request, reasonable access to such books, records and other data to the extent that such access may be requested for any reasonable purpose related to the Acquired Assets, as applicable; provided, however, that such access rights shall be exercised in a manner so as to maintain the privileged nature of any information that may be subject to attorney client privilege.

4.10 Post-Closing Access. After the Closing Date, Buyer shall permit Seller and its representatives to have reasonable access to, and to inspect and copy, during normal business hours and upon reasonable advance notice, materials related to the pre-Closing operation of the Acquired Assets for audit, regulatory, financial reporting, tax and related purposes.

4.11 Insurance Matters. From and after the Closing Date, Seller acknowledges that: (i) such Seller shall remain responsible for any known insurance claims with respect to the Acquired Assets that remain open as of the Closing, (ii) Seller shall remain responsible for occurrences with respect to such Seller prior to the Closing giving rise to insurance claims in respect of Acquired Assets under Seller’s insurance policies following the Closing, and (iii) Seller shall remain responsible for occurrences arising following the Closing, but which relate to the pre-Closing period.

5. Indemnification.

5.1 Survival of Representations and Covenants.

(a) Subject to Section 5.1(b), the representations, warranties, covenants and obligations of each party in this Agreement shall survive the Closing. All of the covenants and obligations of the parties contained in this Agreement shall survive in accordance with their applicable terms or if no term is specified, indefinitely.

(b) The representations and warranties set forth in Section 2 and Section 3 shall expire at 5:00 p.m. Eastern Time on the date that is twenty-four (24) months after the Closing Date, except that the Specified Representations shall survive for a period of six (6) years after the Closing Date.

5.2 Indemnification.

(a) By Seller. Subject to the other terms and conditions of this Section 5.2, Seller shall indemnify and defend each of Buyer and its Affiliates and their respective representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(i) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the Ancillary Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the Ancillary Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(iii) any Excluded Asset or any Excluded Liability; or

(iv) any Third-Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller conducted, existing or arising on or prior to the Closing.

(b) Indemnification by Buyer. Subject to the other terms and conditions of this Section 5.2, Buyer shall indemnify and defend Seller and his affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(i) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(iii) any Assumed Liability.

5.3 Limitations on Indemnification Obligations. Except with respect to any Loss arising out of fraud, willful misconduct or intentional misrepresentation, or arising out of the breach of any of the Specified Representations, no Indemnifying Party shall be liable for any Loss under Section 5.2(a)(i) for an amount that exceeds the Purchase Price.

5.4 Mitigation. Each party agrees to use reasonable best efforts to mitigate any Liability or Loss which forms the basis of a claim hereunder.

5.5 Exclusive Remedy. Buyer and Seller acknowledge and agree that except for the remedies provided in Section 1.3(c) to address disputes or objections to the calculation of the Earnout Shares, the foregoing indemnification provisions in this Section 5 shall be the sole and exclusive remedies of the parties and their respective officers, directors, employees, affiliates, agents, representatives, successors and assigns for any breach of any representation or warranty or non-fulfillment of any covenant contained in this Agreement; provided, however, that no limitation set forth in this Agreement, including the limitations set forth in this Section 5, shall limit (i) any remedy that may be available to Buyer or Seller against any other party on account of fraud, willful misconduct or intentional misrepresentation, or (ii) the ability of Buyer to seek equitable remedies, including injunctive relief.

5.6 Indemnification Claims.

(a) In order for any Buyer Indemnitee or Seller Indemnitee (such Person, an “Indemnified Party”) to seek indemnification under this Section 5, Buyer (if the Indemnified Party is any Buyer Indemnitee) or Seller (if the Indemnified Party is any Seller Indemnitee) shall deliver in good faith, a written demand (an “Indemnification Demand”) to the other parties against whom the claim for indemnification is being made (the “Indemnifying Party”) that contains (i) a description and the amount if known and/or determined (the “Asserted Losses Amount”) of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Section 5 for such Losses and a reasonable explanation of the basis therefor (the “Claim”), and (iii) a demand for payment in the amount of such Losses (if then known) from the Indemnifying Party.

(b) Within twenty (20) days after delivery of an Indemnification Demand to the Indemnifying Party, the Indemnifying Party shall deliver to the Indemnified Party a written response (the “Response”) in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Asserted Losses Amount; (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Asserted Losses Amount (such portion, the “Agreed Portion”); or (iii) dispute that the Indemnified Party is entitled to receive any of the Asserted Losses Amount.

(c) If the Indemnifying Party (i) disputes that the Indemnified Party is entitled to receive any of the Asserted Losses Amount, or (ii) agrees that the Indemnified Party is entitled to only the Agreed Portion of the Asserted Losses Amount, the Indemnified Party(ies) and Indemnifying Party(ies) shall attempt in good faith to resolve the matters asserted in the Indemnification Demand. If no such agreement can be reached after good faith negotiation within sixty (60) days after delivery of a Response, the matter shall be resolved in accordance with the provisions of Section 6.6 hereof.

(d) For purposes of this Section 5 in determining whether there has been any inaccuracy in or breach of any representation or warranty and the amount of any Losses that are the subject matter of a Claim, each representation and warranty shall be read without regard to and without giving effect to any materiality qualifications contained therein (including without limitation the terms “material”, “Material Adverse Effect” or any similar terms).

5.7 Defense of Third-Party Claims.

(a) In the event of the assertion or commencement by any Person (that would not be an Indemnified Party hereunder) of any claim or Proceeding with respect to which any Indemnified Party may be entitled to indemnification pursuant to this Section 5, the Indemnified Party(ies) shall promptly give the Indemnifying Party(ies) written notice (a “Claim Notice”) of such claim or Proceeding. If the contents and delivery of a Claim Notice satisfy the content and delivery requirements of an Indemnification Demand pursuant to Section 5.6(a), then such Claim Notice shall also be deemed to be an Indemnification Demand. The Claim Notice shall be accompanied by reasonable supporting documentation submitted by the third party making such claim (to the extent then in the possession of the Indemnified Party(ies)) and shall describe in reasonable detail (to the extent then known by the Indemnified Party(ies)) the facts constituting the basis for such claim and the amount of the claimed Losses; provided, however, that no delay or failure on the part of the Indemnified Party(ies) in delivering a Claim Notice shall relieve the Indemnifying Party(ies) from any indemnification Liability hereunder, except to the extent such failure materially prejudices the defense of such claim or Proceeding or the rights of the Indemnifying Party(ies). The Indemnifying Party(ies) shall have the right, at its election, to proceed with the defense of such claim or Proceeding provided that the Indemnifying Party(ies) accepts Liability for the claim or Proceeding, such amount to be determined once such claim or Proceeding is finally determined. If the Indemnifying Party(ies) so proceeds in the defense of such claim or proceeding, subject to all the other provisions of Section 5, all reasonable expenses relating to the defense of such claim or Proceeding shall be borne and paid exclusively by the Indemnifying Party(ies). No party may settle, adjust or compromise such claim or Proceeding without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld.

(b) Within ten (10) days of delivery of the Claim Notice, the Indemnifying Party(ies) may elect (by written notice delivered to the Indemnified Party) to contest any claim or Proceeding involving third parties or to prosecute such claim or Proceeding to conclusion or settlement provided that the Indemnifying Party(ies) accepts Liability for the claim or Proceeding, such amount to be determined once such claim or Proceeding is finally determined. If the Indemnifying Party(ies) elects to proceed with the defense, any Indemnified Party(ies) will have the right to participate at its own expense in all proceedings. If the Indemnifying Party(ies) does not so elect within such period or fails to diligently contest such claim or Proceeding after such election, then the Indemnified Party(ies) shall be free to handle the prosecution or defense of any such claim or Proceeding at the expense of the Indemnifying Party, and may contest the claim or Proceeding involving third parties to prosecute such claim or Proceeding to conclusion or settlement, and will notify the Indemnifying Party(ies) of the progress of any such claim or Proceeding, will permit the Indemnifying Party(ies), at its sole cost, to participate in such prosecution or defense and will provide the Indemnifying Party(ies) with reasonable access to all relevant information and documentation relating to the claim or Proceeding and the prosecution or defense thereof.

(c) In any case, the party not in control of the claim or Proceeding will cooperate with the other party in the conduct of the prosecution or defense of such claim or Proceeding. In the event an Indemnified Party(ies) delivers a Claim Notice in connection with a claim for indemnification with respect to Third-Party Claims for which the procedures set forth in this Section 5.7 have been followed, the Indemnified Party(ies) shall also comply with the procedures set forth in Section 5.6 hereof, as applicable.

5.8 Right of Set-Off; Payments. In addition to all other rights and remedies that Buyer may have, Buyer shall have the right to satisfy any Losses arising from the indemnification obligations of Seller under this Section 5 by setting-off and reducing the number of Earnout Shares (if any) payable to Seller pursuant to Section 1.3 by an amount equal to such Losses, as calculated by multiplying the closing price of the Common Stock on the date following the first public disclosure of a Claim times the number of Earnout Shares to be issued. In the event that Earnout Shares are due to be issued to Seller prior to the resolution of any such indemnification claim, Buyer may at its option retain in trust such amount of the Earnout Shares as it reasonably believes may be necessary to offset any Losses arising from such duly submitted indemnification claim. The Buyer’s rights to indemnification under this Section 5 shall not be in any manner limited by or to the foregoing right of set-off. Other than with respect to the foregoing right of set-off, once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Section 5, the Indemnifying Party shall satisfy its obligations within five (5) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

5.9 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement (including the right of set-off pursuant to Section 5.8) shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

5.10 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its representatives) or by reason of the fact that the Indemnified Party or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 1.5(c) or Section 1.5(d), as the case may be.

6. Miscellaneous Provisions.

6.1 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents.

6.2 Fees and Expenses. Except as otherwise provided in this Agreement, Seller and Buyer will bear their respective fees and expenses in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the fees and expenses of its own financial consultants, accountants and legal counsel.

6.3 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by certified mail, by courier or express delivery service or by facsimile or electronic transmission, provided that any notice delivered by electronic transmission shall also be sent by another means) to the address or facsimile number set forth beneath the name of such party below (or to such other address or facsimile number as such party shall have specified in a written notice given to the other parties hereto):

if to Seller, to:

Dr. Axely Congress

1350 E. Flamingo Rd. #274

Las Vegas, Nevada 89119

Email: [_____]

if to Buyer:

Safe and Green Development Corporation

100 Biscayne Boulevard, Suite 1201

Miami, FL 33132

Attention: David Villareal

Email: dvillareal@sgdevco.com

with a copy (which copy shall not constitute notice) to:

Blank Rome LLP

1271 Avenue of the Americas

New York, NY 10020

Attention: Leslie Marlow and Kathleen Cunningham

Email: leslie.marlow@blankrome.com; kathleen.cunningham@blankrome.com

6.4 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

6.5 Counterparts. This Agreement may be executed in several counterparts and by facsimile or electronic transmission, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.6 Governing Law; Venue.

(a) This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b) Except as otherwise set forth herein, the parties irrevocably agree that any legal action or proceeding arising out of or in connection with this Agreement shall be brought in the state and federal courts of the State of Delaware (and all courts from which appeals may be taken from such courts), and each party agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that such party is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court, and agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such action, suit or proceeding.

(c) Each of the parties hereto acknowledges that, in the event of any breach of this Agreement, the non-breaching party would be immediately and irreparably harmed by such breach and could not be made whole by monetary damages. It is accordingly agreed that, with respect to any such breach, each party hereto (a) shall waive, in any action for equitable relief (including specific performance, injunctive relief and any other equitable remedy), the defense of adequate remedy at law, and (b) shall be entitled to equitable relief (including the compelling of specific performance of this Agreement, injunctive relief and any other equitable remedy) with no obligation to prove actual damages or post any bond in connection therewith.

(d) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS HEREIN.

6.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

6.8 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

6.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of any remaining term or provision hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

6.10 No Third-Party Beneficiaries. Except as provided in Section 6 hereof, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.11 Entire Agreement. This Agreement, the Disclosure Schedules, and the other Ancillary Documents set forth the entire understanding of the parties relating to the subject matter hereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof.

6.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

6.13 Termination.

(a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(i) by the mutual written consent of Buyer and Seller;

(ii) by either Buyer or Seller if the Closing shall not have occurred within 30 days following the date hereof (subject to extension upon mutual agreement of Buyer and Seller);

(iii) by Buyer by written notice to Seller if a Material Adverse Effect has occurred or is continuing;

(iv) by Buyer by written notice to Seller, if any representation or warranty of Seller made in or pursuant to this Agreement is materially untrue or incorrect or could reasonably be expected to result in the failure to satisfy a condition set forth in Section 1.5(c), or Seller breaches the covenants of this Agreement, provided that any such breach has not been waived by Buyer; or

(v) by Seller by written notice to Buyer, if any representation or warranty of Buyer made in or pursuant to this Agreement is materially untrue or incorrect or could reasonably be expected to result in the failure to satisfy a condition set forth in Section 1.5(d), or if Buyer materially breaches the covenants of this Agreement, provided that any such breach has not been waived by Seller.

(b) In the event of a termination of this Agreement as provided in this Section 6.13, this Agreement will be of no further force or effect and there will be no liability on the part of any party with respect thereto, except that (i) the provisions of Section 6 will survive any such termination, and (ii) nothing herein shall relieve any party from Liability for any willful breach of this Agreement occurring prior to such termination.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

BUYER:

SAFE AND GREEN DEVELOPMENT CORPORATION

By:	/s/ David Villarreal
Name:	David Villarreal
Title:	Chief Executive Officer

SELLER:

/s/ Axely Congress
Dr. Axely Congress

[Signature page to Asset Purchase Agreement]

Exhibit A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“AI Inputs” means any and all data, content, or materials of any nature (including text, numbers, images, photos, graphics, video, audio, or computer code) used to train, validate, test, improve, or deploy any AI Technology.

“AI Technology” means any and all machine learning, deep learning, and other artificial intelligence (“AI”) technologies, including statistical learning algorithms, models (including large language models), neural networks, and other AI tools or methodologies, all software implementations of any of the foregoing, and related hardware or equipment.

“Affiliate” means any Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with or of, such entity. The term “Control” (including, with correlative meaning, the terms “Controlled by” and “under common Control with”), as used with respect to any entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Documents” shall mean this Agreement, its exhibits, the Disclosure Schedules and all other agreements to be entered into or delivered by the parties in connection with the consummation of the transactions contemplated by this Agreement.

“Authorizations” shall mean, as to any Person, all licenses, permits, franchises, orders, approvals, concessions, clearances, registrations, qualifications and other authorizations issued or granted to such Person under applicable foreign, federal, state and local laws or by any Governmental Authority.

“Books and Records” means, to the extent in existence and available to Seller, all books, documents, records and files of Seller with respect to the Acquired Assets, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Seller Intellectual Property.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means shares of common stock of Buyer, par value $0.001 per share.

“Competition” means to directly or indirectly own any interest in, manage, operate, control, invest or acquire an interest in, participate in, consult with, render services for, operate or in any manner engage in any business or enterprise (including any division, group or franchise of a larger organization), whether as a proprietor, owner, member, partner, stockholder, director, officer, employee, consultant, joint venturer, investor, sales representative or other participant in a business in which the Acquired Asset would be competing at any time during the two (2) year period preceding the date of determination, or engages or proposes to engage as of the Closing Date, in the Territory. For the avoidance of doubt, rendering services (including as a consultant) to any third party that is considering or evaluating a commercial relationship with, or potential investment in, any a business or owner of a business which engages in competition with the Acquired Asset, will be deemed to be “Competition”.

“Consent” means any third-party approval, consent, ratification, permission, waiver or authorization.

“Contract” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“COTS Software” shall mean commercially available non-custom software or hosted-service or software-as-a-service platforms, that are made available in executable form on standard, non-negotiated terms involving annual payments from Seller for less than $5,000 in the aggregate.

“Disclosure Schedules” means the schedules (dated as of the date of this Agreement) delivered to Buyer on behalf of Seller, a copy of which are attached to this Agreement and incorporated in this Agreement by reference.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA, any “voluntary employees’ beneficiary association” within the meaning of Section 501I(9) of the Code, “welfare benefit fund” within the meaning of Section 419 of the Code, or “qualified asset account” within the meaning of Section 419A of the Code, and any other material plan, program, policy or arrangement for or regarding bonuses, commissions, incentive compensation, severance, vacation, deferred compensation, pensions, profit sharing, retirement, payroll savings, stock options, stock purchases, stock awards, stock ownership, phantom stock, stock appreciation rights, equity compensation, medical/dental expense payment or reimbursement, disability income or protection, sick pay, group insurance, self-insurance, death benefits, employee welfare or fringe benefits of any nature, including those benefiting retirees or former employees with respect to which Seller or any ERISA Affiliate could reasonably be expected to have any Liability on behalf of any employees of Seller.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, proxy, option, right of first refusal, preemptive right, community property interest, impediment, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all rulings and regulations promulgated thereunder.

“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that is part of the same controlled group with, common control with, part of an affiliated service group with, or part of another arrangement that includes, Seller within the meaning of Code Section 414(b), (c), (m) or (o).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Generative AI Tools” means AI Technology capable of generating various types of content (including text, images, video, audio, or computer code) based on user-supplied prompts.

“Governmental Authority” means any (a) nation, state, county, city, town, borough, village, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal, securities exchange or other entity exercising governmental or quasi-governmental powers); (d) multinational organization or body; (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or Taxing Authority or power; or (f) official of any of the foregoing.

“Indebtedness” means, with respect to the Seller, (a) all obligations for borrowed money, including the principal, accreted value, accrued and unpaid interest, unpaid fees or expenses and other monetary obligations or other interest-bearing indebtedness, whether current or funded, secured or unsecured, (b) all obligations evidenced by a note, bond or debenture, (c) all obligations for deferred purchase price of any property or services, (d) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired, including any “earnout” or similar payments or any non-compete payments, (e) all obligations secured by an Encumbrance to secure all or part of the purchase price of property subject to such Encumbrance, (f) all obligations under leases which will have been or should be, in accordance with GAAP, recorded as capital leases, (g) all obligations in respect of bankers’ acceptances, letters of credit or similar credit transactions, (h) all obligations secured by Encumbrances on property acquired, whether or not such obligations were assumed at the time of acquisition of such property, (i) the face value of any surety bonds, performance bonds or security deposits, (j) all obligations of Seller in respect of the portion of any employee bonuses or incentive compensation payments related to pre-Closing periods (including any of Seller’s portion of any employment Taxes relating thereto), (k) any transaction expenses of Seller, (m) breakage or similar costs for interest rate hedges or early termination of any of the obligations of a type reflected above, (n) any Liabilities with related parties of Seller or his Affiliates, and (o) all obligations of a type referred to above which are directly or indirectly guaranteed by Seller, any of the Acquired Assets or which Seller has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss. For purposes of this Agreement, Indebtedness includes the aggregate amount of any accrued interest, accreted value, breakage costs, prepayment premiums or penalties related thereto, unpaid fees or other costs or expenses associated with the prepayment or termination of any Indebtedness.

“Intellectual Property” means any of the following, as they exist anywhere in the world, whether registered or unregistered: (a) all patents, inventions and patent applications and all reissues, divisions, divisionals, provisionals, continuations and continuations-in-part, renewals, extensions, reexaminations, utility models, certificates of invention and design patents, registrations and applications thereof, and all documents and filings claiming priority to or serving as a basis for priority thereof, and all industrial designs and industrial models (b) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles and other source or business identifiers, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof, (c) all copyrights, source code, works of authorship, copyrightable works, copyright registrations and applications therefor, and all other rights corresponding thereto, (d) all Software (e) confidential information, proprietary information and rights, ideas, formulas, designs, devices, technology, know-how, research and development, inventions, methods, data, databases, processes, compositions and other trade secrets (whether or not patentable or subject to copyright or trade secret protection), (f) all Internet domain names, social media handle or page names, (g) any other intellectual property rights or intangible rights of any kind, nature or description, (h) all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present and future infringement and any other rights relating to any of the foregoing and (i) any copies of tangible embodiments thereof (in whatever form or medium).

“Knowledge of Buyer” shall mean the actual knowledge of the following individuals after due inquiry: Nicolai Brune and David Villarreal.

“Knowledge of Seller” shall mean the actual knowledge of Seller.

“Law” shall mean any applicable federal, state, local, municipal, law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” means any liability, debt, direct or indirect Indebtedness, duty, commitment or obligation of any nature whatsoever, asserted or unasserted, known or unknown, fixed or inchoate, liquidated or unliquidated, secured or unsecured, accrued or unaccrued, mature or unmatured absolute, contingent or otherwise.

“Losses” means damages, Liabilities, losses, claims, payments, fines, fees, penalties, charges, Taxes, judgments, settlements, deficiencies, assessments and costs and expenses (including reasonable attorneys’, accountants’ and other experts’ fees and reasonable out-of-pocket disbursements).

“Order” shall mean any order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ, fine, citation or award or any other judgment of any kind whatsoever that is, has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel.

“Person” shall mean any individual, Entity or Governmental Authority.

“Personal Property” means all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, spare parts, supplies and other tangible personal property, which are owned, used or leased by Seller related to the Acquired Assets.

“Proceeding” shall mean any claim, action, cause of action, suit, equitable action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, trademark opposition, cancellation action, contest, bid-protest, hearing, administrative hearing, inquiry, inquest, audit, examination or investigation or any other judicial or administrative proceeding of any kind or nature whatsoever commenced, brought, conducted or heard by or before, any Governmental Authority or any arbitrator or arbitration panel.

“Publicly Available Software” means each of (i) any Software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software, or similar licensing and distribution models, and (ii) any Software that requires as a condition of use, modification, and/or distribution of such software that such Software or other Software incorporated into, derived from, or distributed with such Software (a) be disclosed or distributed in source code form, (b) be licensed for the purpose of making derivative works, or (c) be redistributed at no or minimal charge.

“Qualified Users” means new, unique users registered on the Platform and remaining registered on the Platform for at least three months.

“Seller AI Products” means all products and services that are currently offered, licensed, sold, distributed, hosted, or otherwise made commercially available, or are under development, by or on behalf of the Seller that incorporate or employ any AI Technology.

“Software” means computer software programs and software systems, including all databases, algorithms, compilations, tool sets, templates, compilers, higher level or “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form.

“Specified Representations” shall mean the representations and warranties set forth in Sections 2.1 (Due Organization), 2.2 (Authority), 2.3 (Title to Assets), 2.6 (Brokers), 2.13 (Tax Matters), 3.1 (Organization), 3.2 (Authority) and 3.4 (Brokers) of this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or member or general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries.

“Tax”, “Taxes” or “Taxable” means (a) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, net income, gross receipts, capital, sales, use, ad valorem, value added, alternative or add-on minimum, gross margin, transfer, franchise, escheat, unclaimed property (regardless of whether or not escheat or unclaimed property is considered a tax under applicable Law), registration, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, disability, excise, severance, stamp, occupation, premium, windfall profits, environmental, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (a), and (c) any transferee liability in respect of any items described in clauses (a) or (b) payable by reason of Contract, assumption, transferee liability, operation of law, treasury regulation section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.

“Tax Returns” means all returns and reports, amended returns, information returns, statements, declarations, estimates, schedules, notices, notifications, forms, elections, certificates or other documents required to be filed or submitted to any Taxing Authority with respect to the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Tax.

“Taxing Authority” means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

“Territory” means the United States or any geographic region in which the Buyer and its subsidiaries conduct business.